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EXHIBIT 1A-12

CONSENT OF INDEPENDENT AUDITORS

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1A-11-1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

August 1, 2025

To the Board of Directors of Buffalo Chip Global, Inc.,

We hereby consent to the inclusion of our Audityrs' Report, dated July 30, 2025, on the financial statements of Buffalo Chip Global, Inc. – which comprise the balance sheet as of the date of incepcion June 30, 2025, and the related statements of income, changes in member’s equity, and cash flows for the date then ended, and the related notes to the financial statements— in the Company's Form 1-A. We also consent to application of such report to uhe financial information in the Report on Form 1-A, when such financial information is read in conjunction with the financial statements referred to in our report.

Best,

Alice.CPA LLC

Alice.CPA LLC

Robbinsville, New Jersey

Auguyt 1, 2025

1A-11-2